Exhibit 99.1

Orient Paper, Inc. Announces Third Quarter 2017 Financial Results

Earnings Conference Call is Scheduled for Friday, November 10, 2017, 8:00 am ET

BAODING, China, November 9, 2017 /PRNewswire/ -- Orient Paper, Inc. (NYSE MKT: ONP) ("Orient Paper" or the "Company"), a leading manufacturer and distributor of diversified paper products in North China, today announced its unaudited financial results for the third quarter ended September 30, 2017.

	For the Three Months Ended September 30,
($ millions)	2017	2016	% Change
Revenues	33.5	37.5	-10.6%
Regular Corrugating Medium Paper ("CMP")*	22.4	22.2	0.7%
Light-Weight CMP**	5.0	4.2	19.5%
Offset Printing Paper	5.5	9.3	-41.6%
Tissue Paper Products	0.7	1.6	-59.5%
Digital Photo Paper	0.0	0.1	-100.0%

Gross profit	7.2	7.3	-1.5%
Gross margin	21.6%	19.6%	-2.0	pp
Regular Corrugating Medium Paper ("CMP")*	22.5%	16.0%	6.5	pp
Light-Weight CMP**	25.8%	24.3%	1.5	pp
Offset Printing Paper	15.6%	27.5%	-11.9	pp
Tissue Paper Products	6.7%	12.4%	-5.7	pp
Digital Photo Paper	NA	-26.4%	NM

Operating income	2.7	4.7	-42.5%
Net income	1.6	3.0	-48.2%
EBITDA	6.5	8.5	-23.7%
Basic and Diluted earnings per share	0.07	0.14	-48.2%

* Products from PM6
** Products from PM1
*** pp represents percentage points

•	Revenue decreased by 10.6% to $33.5 million, primarily attributable to a decrease in overall sales volume and partially offset by an increase in blended average selling prices (“ASPs”) particularly for regular CMP and Light-Weight CMP that increased by 59.4% and 47.9%, respectively. The decrease in sales volume was primarily due to the continued government-mandated restriction on production in compliance with environmental regulation and due to our replacement of outdated paper facilities.

•	Gross profit decreased by 1.5% to $7.2 million. Gross margin increased by 2.0 percentage points to 21.6%. The increase in gross margin was primarily related to CMP as a result of significant increase in ASP.

•	Net income was $1.6 million, or $0.07 per diluted share, compared to $3.0 million, or $0.14 per diluted share, for the same period of last year.

•	Earnings before interest, taxes, depreciation and amortization ("EBITDA") decreased by 23.7% to $6.5 million.

Zhenyong Liu, Chairman and Chief Executive Officer of Orient Paper, commented, “Our third quarter results continued to be impacted by the government mandated restriction on production. In addition, our production was suspended in September 2017 during the replacement of all of our coal burning boilers with gas boilers in compliance with the latest government regulations. Total sales volume decreased by 36.2% to 61,903 tonnes, leading to a 10.6% decrease in total revenue in the third quarter. Gross margin improved as a result of increase in ASPs for regular CMP and light-weight CMP. Looking ahead, as the government continues to promulgate and fully implement rules and regulations on environmental protections, outdated productions in paper industry are accelerating to phase out, we believe large-scale enterprises like us will benefit from industry consolidation as a result of the phasing out of outdated productions for a long-term sustainable development. We expect the overall price and market demand will show an upward trend in the near future and the Company’s operations will continue to improve.”

Third Quarter 2017 Financial Results

Revenue

For the third quarter of 2017, total revenue decreased by $4.0 million, or 10.6%, to $33.5 million from $37.5 million for the same period of last year. The decrease in total revenue was mainly due to decreases in sales volume across all product categories and partially offset by increase in blended ASP. The restrictions on our production volume by the Chinese government remained in place during the quarter. Additionally, our production was interrupted in September 2017 as we removed all coal burning boilers and started to replace them with gas boilers in compliance with the latest government regulation. Production was suspended during the replacement of boilers. As a result, the production volume of regular CMP, light-Weight CMP and offset printing paper in the third quarter of 2017 declined and sales of these products decreased accordingly. The following table summarizes revenue, volume and ASP by product for the third quarter of 2017 and 2016, respectively:

	For the Three Months Ended September 30,
	2017			2016
	Revenue ($'000)	Volume (tonne)	ASP ($/tonne)	Revenue ($'000)	Volume (tonne)	ASP ($/tonne)
Regular CMP	22,397	43,202	518	22,248	68,422	325
Light-Weight CMP	4,996	10,173	491	4,181	12,613	332
Offset Printing Paper	5,454	8,035	679	9,339	14,571	641
Tissue Paper Products	660	493	1,339	1,629	1,327	1,227
Digital Photo Paper	-	-	-	65	38	1,702
Total	33,507	61,903	541	37,462	96,971	386

Revenue from CMP, including both regular CMP and light-Weight CMP, increased by $1.0 million, or 3.6%, to $27.4 million and accounted for 81.8% of total revenue for the third quarter of 2017, compared to $26.4 million, or 70.6%, of total revenue for the same period of last year. The Company sold 53,375 tonnes of CMP at an ASP of $513/tonne in the third quarter of 2017, compared to 81,035 tonnes at an ASP of $326/tonne in the same period of last year.

Of the total CMP sales, revenue from regular CMP increased by $0.1 million, or 0.7%, to $22.4 million, resulting from sales of 43,202 tonnes at an ASP of $518/tonne, during the third quarter of 2017, compared to revenue of $22.2 million, resulting from sales of 68,422 tonnes at an ASP of $325/tonne, for the same period of last year. Revenue from light-weight CMP increased by $0.8 million, or 19.5%, to $5.0 million, resulting from sales of 10,173 tonnes at an ASP of $491/tonne for the third quarter of 2017, compared to revenue of $4.2 million, resulting from sales of 12,613 tonnes at an ASP of $332/tonne for the same period of last year.

Revenue from offset printing paper decreased by $3.9 million, or 41.6%, to $5.5 million for the third quarter of 2017, from $9.3 million for the same period of last year. The Company sold 8,035 tonnes of offset printing paper at an ASP of $679/tonne in the third quarter of 2017, compared to 14,571 tonnes at an ASP of $641/tonne in the same period of last year.

Revenue from tissue paper products decreased by $1.0 million, or 59.5%, to $0.7 million for the third quarter of 2017, from $1.6 million for the same period of last year. The Company sold 493 tonnes of tissue paper products at an ASP of $1,339/tonne in the third quarter of 2017, compared to 1,327 tonnes at an ASP of $1,227/tonne in the same period of last year.

We had no revenue from digital photo paper for the third quarter of 2017, compared to $64,671, resulting from sales of 38 tonnes at an ASP of $1,702/tonne, in the same period of last year. In June 2016, we suspended the production of digital photo paper due to low market demand for our products and are now upgrading the production line to produce more competitive products. We expect to resume our digital photo paper production in the near future.

Gross Profit and Gross Margin

Total cost of sales decreased by $3.8 million, or 12.8%, to $26.3 million for the third quarter of 2017, from $30.1 million for the same period of last year. Cost of sales per tonne was $425 for the third quarter of 2017, compared to $311 for the same period of last year. The increase in overall cost of sales per tonne was mainly attributable to the higher average unit purchase costs of recycled paper board, cost of recycled white scrap paper and additional subsidies to the labors during the production restriction, and partially offset by the use of natural gas and liquefied gas to replace coal into the production. Costs of sales per tonne for regular CMP, light-weight CMP, offset printing paper, tissue paper products, and digital photo paper were, $402, $364, $573, $1,249, and $nil, respectively, for the third quarter of 2017, compared to $273, $251, $464, $1,075, and $2,151, respectively, for the same period of last year.

Total gross profit decreased by $0.1 million, or 1.5%, to $7.2 million for the third quarter of 2017, from $7.3 million for the same period of last year. Overall gross margin increased by 2.0 percentage points to 21.6% for the third quarter of 2017 from 19.6% for the same period of last year. Gross margins for regular CMP, light-weight CMP, offset printing paper, tissue paper products, and digital photo paper were 22.5%, 25.8%, 15.6%, 6.7% and nil, respectively, for the third quarter of 2017, compared to 16.0%, 24.3%, 27.5%, 12.4%, and -26.4%, respectively, for the same period of last year.

Selling, General and Administrative Expenses

Selling, general and administrative expenses ("SG&A") increased by $0.2 million, or 9.6%, to $2.8 million for the third quarter of 2017 from $2.6 million for the same period of last year. As a percentage of total revenue, SG&A was 8.5% for the third quarter of 2017, compared to 6.9% for the same period of last year.

Income from Operations

Income from operations decreased by $2.0 million, or 42.5%, to $2.7 million for the third quarter of 2017, from $4.7 million for the same period of last year. Operating margin was 8.1% for the third quarter of 2017, compared to 12.6% for the same period of last year.

Net Income

Net income was $1.6 million, or $0.07 per basic and diluted share, for the third quarter of 2017, compared to $3.0 million, or $0.14 per basic and diluted share, for the same period of last year.

EBITDA

EBITDA decreased by $2.0 million, or 23.7%, to $6.5 million for the third quarter of 2017 from $8.5 million for the same period of last year.

Note 1: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release includes a discussion of EBITDA, a non-GAAP financial measure as defined by the Securities and Exchange Commission ("SEC"). The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company's presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

	For the Three Months Ended September 30,
($ millions)	2017	2016
Net income	1.6	3.0
Add: Income tax	0.5	1.0
Net interest expense	0.6	0.7
Depreciation and amortization	3.8	3.8
EBITDA	6.5	8.5

Nine Months Ended September 30, 2017 Financial Results

	For the Nine Months Ended September 30,
($ millions)	2017	2016	% Change
Revenues	81.6	103.4	-21.1%
Regular Corrugating Medium Paper ("CMP")*	55.7	59.6	-6.5%
Light-Weight CMP**	10.4	11.5	-8.8%
Offset Printing Paper	13.3	26.9	-50.6%
Tissue Paper Products	2.1	4.7	-55.7%
Digital Photo Paper	0.0	0.7	-100.0%

Gross profit	16.3	18.0	-9.2%
Gross margin	20.0%	17.4%	2.6	pp
Regular Corrugating Medium Paper ("CMP")*	20.5%	15.3%	5.2	pp
Light-Weight CMP**	23.3%	23.9%	-0.6	pp
Offset Printing Paper	17.7%	22.2%	-4.5	pp
Tissue Paper Products	6.5%	12.0%	-5.5	pp
Digital Photo Paper	NA	-58.7%	NM

Operating income (loss)	6.4	8.3	-23.6%
Net income (loss)	3.3	4.2	-22.3%
EBITDA	17.4	20.1	-13.6%
Basic and Diluted earnings per share	0.15	0.20	-22.5%

* Products from PM6
** Products from PM1
*** pp represents percentage points

Revenue

For nine months ended September 30, 2017, total revenue decreased by $21.8 million, or 21.1%, to $81.6 million from $103.4 million for the same period of last year. The decrease in total revenue was mainly decreases in sales volume across all product categories and partially offset by a moderate increase in blended ASP. We removed all coal burning boilers and started to replace them with gas boilers in September 2017 in compliance with the latest government regulations. Production was suspended during the removal of boilers. In addition, the restrictions on our production volume instated in November 2016 by the government remain in place. The following table summarizes revenue, volume and ASP by product for the nine months ended September 30, 2017 and 2016, respectively.

	For the Nine Months Ended September 30,
	2017			2016
	Revenue ($'000)	Volume (tonne)	ASP ($/tonne)	Revenue ($'000)	Volume (tonne)	ASP ($/tonne)
Regular CMP	55,741	128,988	432	59,616	183,044	326
Light-Weight CMP	10,449	24,396	428	11,453	34,478	332
Offset Printing Paper	13,307	20,098	662	26,920	41,440	650
Tissue Paper Products	2,087	1,619	1,289	4,715	3,788	1,245
Digital Photo Paper	-	-	-	664	372	1,786
Total	81,584	175,101	466	103,368	263,122	393

Revenue from CMP, including both regular CMP and light-Weight CMP, decreased by $4.9 million, or 6.9%, to $66.2 million, and accounted for 81.1% of total revenue for the nine months ended September 30, 2017, compared to $71.1 million, or 68.8% of total revenue for the same period of last year. The Company sold 153,384 tonnes of CMP at an ASP of $432/tonne for the nine months ended September 30, 2017, compared to 217,522 tonnes at an ASP of $327/tonne in the same period of last year.

Of the total CMP sales, revenue from regular CMP decreased by $3.9 million, or 6.5%, to $55.7 million, resulting from sales of 128,988 tonnes at an ASP of $432/tonne, for the nine months ended September 30, 2017, compared to revenue of $59.6 million, resulting from sales of 183,044 tonnes at an ASP of $326/tonne for the same period of last year. Revenue from light-weight CMP decreased by $1.0 million, or 8.8%, to $10.4 million, resulting from sales of 24,396 tonnes at an ASP of $428/tonne for the nine months ended September 30, 2017, compared to revenue of $11.5 million, resulting from sales of 34,478 tonnes at an ASP of $332/tonne for the same period of last year.

Revenue from offset printing paper decreased by $13.6 million, or 50.6%, to $13.3 million for the nine months ended September 30, 2017, from $26.9 million for the same period of last year. The Company sold 20,098 tonnes of offset printing paper at an ASP of $662/tonne for the nine months ended September 30, 2017, compared to 41,440 tonnes at an ASP of $650/tonne in the same period of last year.

Revenue from tissue paper products decreased by $2.6 million, or 55.7%, to $2.1 million, for the nine months ended September 30, 2017, from $4.7 million for the same period of last year. The Company sold 1,619 tonnes of tissue paper products at an ASP of $1,289/tonne for the nine months ended September 30, 2017, compared to 3,788 tonnes at an ASP of $1,245/tonne in the same period of last year.

We had no revenue from digital photo paper for the nine months ended September 30, 2017, compared to $0.7 million, resulting from sales of 372 tonnes at an ASP of $1,786/tonne, in the same period of last year. In June 2016, we suspended the production of digital photo paper due to low market demand for our products and are now upgrading the production line to produce more competitive products. We expect to resume our digital photo paper production in the near future.

Gross Profit and Gross Margin

Total cost of sales decreased by $20.1 million, or 23.6%, to $65.2 million for the nine months ended September 30, 2017, from $85.4 million for the same period of last year. Cost of sales per tonne was $373 for the nine months ended September 30, 2017, compared to $324 for the same period of last year. The increase in overall cost of sales per tonne was mainly due to higher average unit purchase costs of recycled paper board, cost of recycled white scrap paper and additional subsidies created by the Company to the labors suspending work during the production restriction in September 2017 and partially offset by the use of natural gas and liquefied gas to replace coal in the production. Costs of sales per tonne for regular CMP, light-weight CMP, offset printing paper, tissue paper products, and digital photo paper were, $334, $328, $545, $1,205, and $nil, respectively, for the nine months ended September 30, 2017, compared to $276, $253, $506, $1,095, and $2,835, respectively, for the same period of last year.

Total gross profit decreased by $1.6 million, or 9.2%, to $16.3 million for the nine months ended September 30, 2017, from $18.0 million for the same period of last year. Overall gross margin increased by 2.6 percentage points to 20.0% for the nine months ended September 30, 2017 from 17.4% for the same period of last year. Gross margin for regular CMP, light-weight CMP, offset printing paper, tissue paper products, and digital photo paper was 20.5%, 23.3%, 17.7%, 6.5% and nil, respectively, for the nine months ended September 30, 2017, compared to 15.3%, 23.9%, 22.2%, 12.0%, and -58.7%, respectively, for the same period of last year.

Selling, General and Administrative Expenses

Selling, general and administrative expenses ("SG&A") decreased by $1.3 million, or 13.7%, to $8.3 million for the nine months ended September 30, 2017, from $9.6 million for the same period of last year. As a percentage of total revenue, SG&A was 10.2% for the nine months ended September 30 of 2017, compared to 9.3% for the same period of last year.

Income from Operations

Income from operations decreased by $2.0 million, or 23.6%, to $6.4 million for the nine months ended September 30, 2017 from $8.3 million for the same period of last year. Operating margin was 7.8% for the nine months ended September 30, 2017, compared to 8.0% for the same period of last year.

Net Income

Net income was $3.3 million, or $0.15 per basic and diluted share, for the nine months ended September 30, 2017, compared to $4.2 million, or $0.20 per basic and diluted share, for the same period of last year.

EBITDA

EBITDA decreased by $2.7 million, or 13.6%, to $17.4 million for the nine months ended September 30, 2017, from $20.1 million for the same period of last year.

Note 2: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release includes a discussion of EBITDA, a non-GAAP financial measure as defined by the Securities and Exchange Commission ("SEC"). The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company's presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

	For the Nine Months Ended September 30,
($ millions)	2017	2016
Net income	3.3	4.2
Add: Income tax	1.1	2.1
Net interest expense	2.0	2.1
Depreciation and amortization	11.0	11.7
EBITDA	17.4	20.1

Cash, Liquidity and Financial Position

As of September 30, 2017, the Company had cash and cash equivalents, short-term debt (including related party loan), current capital lease obligations, notes payable and long-term debt (including related party loans) of $6.5 million, $14.1 million, $nil, $6.0 million and $14.2 million, respectively, compared to $2.3 million, $5.1 million, $8.8 million, $2.2 million and $14.9 million, respectively, at the end of 2016. Net accounts receivable was $0.1 million as of September 30, 2017, compared to $3.9 million as of December 31, 2016. Net inventory was $9.6 million as of September 30, 2017, compared to $5.6 million at the end of 2016. As of September 30, 2017, the Company had a net working capital deficit of $1.0 million, compared to $6.1 million at the end of 2016.

Net cash provided by operating activities was $16.8 million for the nine months ended September 30, 2017, compared to $8.6 million for the same period of last year. Net cash used in investing activities was $7.6 million for the nine months ended September 30, 2017, compared to $7.7 million for the same period of last year. Net cash used by financing activities was $5.4 million for the nine months ended September 30 of 2017, compared to net cash provided in financing activities of $2.2 million for the same period of last year.

Earnings Conference Call

The Company’s management will host a conference call to discuss its third quarter 2017 financial results at 8:00 am US Eastern Time (5:00 am US Pacific Time/9:00 pm Beijing Time) on Friday, November 10, 2017.

To attend the conference call, please dial in using the information below. When prompted upon dialing-in, please provide the conference ID or ask for the "Orient Paper Third Quarter 2017 Earnings Conference Call".

Conference Call
Date:	Friday, November 10, 2017
Time:	8:00 am ET
International Toll Free:	United States: +1-855-500-8701 Mainland China: 400-120-0654 Hong Kong: 800-906-606 International: +65-6713-5440
Conference ID:	6797929

This conference call will be broadcast live on the Internet and can be accessed by all interested parties at http://www.orientpaperinc.com/ or https://edge.media-server.com/m6/p/sybi9bhf.

Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software.

A playback will be available through 11:00 am ET on November 10, 2017 to 7:59 am ET on November 18, 2017. To listen, please dial+1-855-452-5696 if calling from the United States, or +61-290-034-211 if calling internationally. Use the passcode 6797929 to access the replay.

About Orient Paper, Inc.

Orient Paper, Inc. ("Orient Paper") is a leading paper manufacturer in North China. Using recycled paper as its primary raw material (with the exception of its digital photo paper and tissue paper products), Orient Paper produces and distributes three categories of paper products: corrugating medium paper, offset printing paper and tissue paper products.

With production based in Baoding and Xingtai in North China's Hebei Province, Orient Paper is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country.

Orient Paper's production facilities are controlled and operated by its wholly owned subsidiary Shengde Holdings Inc., which in turn controls and operates Baoding Shengde Paper Co., Ltd., and Hebei Baoding Orient Paper Milling Co., Ltd.

Founded in 1996, Orient Paper has been listed on the NYSE MKT under the ticker symbol "ONP" since December 2009. (For more information, please visit http://www.orientpaperinc.com)

Safe Harbor Statements

This press release may contain forward-looking statements. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks outlined in the Company's public filings with the Securities and Exchange Commission, including the Company's latest annual report on Form 10-K. All information provided in this press release speaks as of the date hereof. Except as otherwise required by law, the Company undertakes no obligation to update or revise its forward-looking statements.

For more information, please contact:

Company Contact:

Orient Paper, Inc.

Email: ir@orientpaperinc.com

Investor Relations:

Tony Tian, CFA
Weitian Group LLC
Email: tony.tian@weitian-ir.com

Phone: +1-732-910-9692

ORIENT PAPER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Revenues	$33,507,053	$37,462,066	$81,584,395	$103,368,291

Cost of sales	(26,285,765)	(30,131,223)	(65,244,521)	(85,381,810)

Gross Profit	7,221,288	7,330,843	16,339,874	17,986,481

Selling, general and administrative expenses	(2,848,699)	(2,599,698)	(8,319,590)	(9,641,408)
Loss from disposal of property, plant and equipment	(1,653,039)	-	(1,665,140)	(25,774)

Income from Operations	2,719,550	4,731,145	6,355,144	8,319,299

Other Income (Expense):
Interest income	5,503	14,832	29,259	95,226
Subsidy income	410	-	41,223	-
Interest expense	(647,963)	(677,576)	(2,023,577)	(2,094,448)

Income before Income Taxes	2,077,500	4,068,401	4,402,049	6,320,077

Provision for Income Taxes	(505,165)	(1,033,859)	(1,105,928)	(2,077,826)

Net Income	1,572,335	3,034,542	3,296,121	4,242,251

Other Comprehensive Income (Loss)
Foreign currency translation adjustment	3,790,338	(1,263,906)	8,035,099	(5,009,467)

Total Comprehensive Income (Loss)	$5,362,673	$1,770,636	$11,331,220	$(767,216)

Earnings Per Share:

Basic and Diluted Earnings per Share	$0.07	$0.14	$0.15	$0.20

Outstanding – Basic and Diluted	21,450,316	21,450,316	21,450,316	21,404,627

ORIENT PAPER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2017 AND DECEMBER 31, 2016

(Unaudited)

	September 30,	December 31,
	2017	2016
	(Unaudited)
ASSETS

Current Assets
Cash and cash equivalents	$3,953,938	$2,005,288
Restricted cash	6,026,910	2,162,318
Accounts receivable	130,928	3,894,435
Inventories	9,561,773	5,592,230
Prepayments and other current assets	51,229	451,349

Total current assets	19,724,778	14,105,620

Property, plant, and equipment, net	166,662,735	162,779,492
Deferred tax asset non-current	4,709,214	2,804,019

Total Assets	$191,096,727	$179,689,131

LIABILITIES

Current Liabilities
Short-term bank loans	$10,245,747	$5,045,409
Current portion of long-term loans from credit union	3,766,819	-
Current obligations under capital lease		8,786,528
Accounts payable	11,020	559,952
Advance from customers		28,831
Notes payable	6,026,910	2,162,318
Due to a related party	21,775	56,872
Accrued payroll and employee benefits	337,957	206,642
Other payables and accrued liabilities	1,561,446	2,424,751
Income taxes payable	1,260,721	1,311,051

Total current liabilities	23,232,395	20,582,354

Loans from credit union	1,295,786	4,843,592
Loans from a related party	10,547,093	10,090,817
Deferred gain on sale-leaseback	-	102,232

Total liabilities	$35,075,274	$35,618,995

ORIENT PAPER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016

(Unaudited)

	Nine Months Ended
	September 30,
	2017	2016

Cash Flows from Operating Activities:
Net income	$3,296,121	$4,242,251
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,928,502	11,668,976
Loss from disposal of property, plant and equipment	1,665,140	25,774
(Recovery from) Allowance for bad debts	(78,562)	20,833
Share-based compensation expenses	-	1,417,395
Deferred tax	(2,034,373)	(1,515,689)
Changes in operating assets and liabilities:
Accounts receivable	3,928,087	(1,041,625)
Prepayments and other current assets	472,847	1,708,601
Inventories	(3,631,641)	1,482,013
Accounts payable	(561,121)	1,064,764
Advance from customers	(29,446)	-
Notes payable	3,680,693	(11,392,982)
Due to a related party	(36,807)	(341,790)
Accrued payroll and employee benefits	120,250	(252,632)
Other payables and accrued liabilities	(771,027)	911,234
Income taxes payable	(107,105)	632,911
Net Cash Provided by Operating Activities	16,841,558	8,630,034

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(7,628,798)	(7,713,993)
Proceeds from sale of property, plant and equipment	58,632	39,344
Net Cash Used in Investing Activities	(7,570,166)	(7,674,649)

Cash Flows from Financing Activities:
Proceeds from related party loans	-	14,000
Repayments of related party loans	-	(6,090,257)
Proceeds from short term bank loans	10,011,484	3,493,848
Proceeds from Rural Credit Union loans	2,355,643	-
Repayment of bank loans	(5,152,970)	(3,038,129)
Payment of capital lease obligation	(8,973,845)	(542,678)
(Increase in) Release of restricted cash	(3,680,693)	8,354,853
Net Cash (Used in) Provided by Financing Activities	(5,440,381)	2,191,637

Effect of Exchange Rate Changes on Cash and Cash Equivalents	341,627	(197,154)

Net Increase in Cash and Cash Equivalents	4,172,638	2,949,868

Cash and Cash Equivalents - Beginning of Period	2,332,646	2,641,917

Cash and Cash Equivalents - End of Period	$6,505,284	$5,591,785

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest, net of capitalized interest cost	$1,359,343	$1,746,568
Cash paid for income taxes	$3,247,406	$2,960,604